                                                       Filed Pursuant to
                                                       Rule No. 424(B) 3
                                                       Registration No. 333-4565

                             DATED October 5, 2000

PROSPECTUS

                                850,000 SHARES

                               CYTRX CORPORATION

                                 COMMON STOCK
                            ______________________


     The shareholders in the table included in the "Selling Shareholders" section of this prospectus, which begins on page 5, are offering all of the shares of our common stock covered by this prospectus.

     The selling shareholders will sell their shares as described in the "Plan of Distribution" section, which begins on page 6. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     Our Common Stock is traded in the over-the-counter market and quoted on the Nasdaq National Market under the symbol "CYTR."

                       ________________________________


     THIS INVESTMENT INVOLVES RISKS.  SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                       ________________________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                THE DATE OF THIS PROSPECTUS IS October 5, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
General....................................................................    1
Risk Factors...............................................................    1
Special Note Regarding Forward-Looking Statements..........................    4
Use of Proceeds............................................................    5
Selling Shareholders.......................................................    5
Plan of Distribution.......................................................    6
Incorporation of Certain Information by Reference..........................    7
How to Obtain Additional Information.......................................    8
Legal Matters..............................................................    9
Experts....................................................................    9

                         ____________________________

                                    GENERAL

     CytRx Corporation was founded in 1985 and is engaged in the development and commercialization of pharmaceutical products. Our current research and development focus is on disorders affecting the vascular system, specifically those conditions caused by a blockage in the vascular system, commonly referred to as vascular-occlusive disorders. Our principal executive offices are located at 154 Technology Parkway, Norcross, Georgia 30092, telephone number: (770) 368-9500. References to "the Company" include CytRx and each of our subsidiaries.


                                 RISK FACTORS

     You should carefully consider the following risks before deciding to purchase shares of our common stock. If any of the following risks actually occur, the trading price of our common stock could decline, and you could lose all or part of your investment. You should also refer to the other information in this prospectus and the information incorporated into this registration statement by reference, including our financial statements and the related notes.

We May Not Be Able to Obtain Adequate Funds to Continue Product Testing and Research and Development, Which Will Severely Reduce or Terminate Our Operations and Could Negatively Impact Our Future Profitability and Growth

     On June 30, 2000, we had approximately $2.3 million in cash and cash equivalents and working capital of $1.2 million.

     Our products are governed by extensive U.S. regulation and foreign regulation in other countries where we test and intend to market our current and future products. Approval of a product can take several years and requires substantial capital resources. We do not currently have adequate funds to conduct the required testing and data collection necessary for the FDA to approve FLOCOR or any of our other products. As a result, we must either severely reduce or terminate testing and research and development activities, or obtain additional financing from third parties to fund the required testing.

     If we elect to attempt to obtain additional financing, we may be unable to obtain funds from any third party on terms that we believe are acceptable. Our inability to obtain additional financing would require us to severely reduce or terminate testing and research and development activities and could result in the termination of our operations.

     We do not currently have enough funds to complete the required testing and data collection necessary to obtain regulatory approval of FLOCOR or any of our other products currently under development, or to manufacture, market, and distribute any of our products that may obtain FDA approval. Our need for capital has greatly increased due to additional FDA-required testing of FLOCOR. Further delays in regulatory approval will cause substantial unanticipated costs.

     We need to raise additional funds through equity or debt financing, or a combination of both. We may be unable to obtain any financing or financing on acceptable terms. Any financing may be on terms that dilute our stockholders.
A lack of financing would require us to severely reduce or terminate testing and research and development activities and could result in the termination of our operations.

We Have No Significant Source of Revenue From Our Operations and If We Are Unable to Generate Revenues From Our Operations We May Have to Depend on Third Parties to Raise Funds

     We currently have no significant source of operating revenue. Our total revenues for 1999 were approximately $1.4 million. Approximately 77% of our 1999 revenues, or $1,069,000, came from non-operating sources such as interest income, grants from government agencies and subleases. Approximately 23% of our 1999 revenues, or $323,000, came from selling our services (Spectrum Recruitment Research).

     If the FDA does not approve, for commercial sale, FLOCOR or one of our other products, we may not be able to generate significant revenues. Lack of revenues adequate to satisfy our operating needs will cause us to depend on equity or debt financing, or a combination of both.

We Have Operated at a Loss For Over Five Years and Will Likely Continue to Operate at a Loss For Some Time

     We incurred significant net losses for each of the last five years. Since our inception, we have primarily conducted research and development of our products. The costs of our research and development and our lack of operating revenues has resulted in our net losses.

     We will probably incur losses until one or more of our products is approved by the FDA and that product has achieved significant sales volume. The activities required for the FDA review process of a new pharmaceutical are extremely costly and usually take several years. We may never obtain FDA approval of any of our products currently under development.

The Nasdaq National Market May Delist Our Common Stock and If We Are Delisted There May Not Be an Active Trading Market for Our Common Stock

     Our ability to remain listed on the Nasdaq National Market will depend on our ability to satisfy applicable Nasdaq criteria including our ability to maintain at least $4 million in "net tangible assets" (defined as Total Assets minus Total Liabilities minus Goodwill minus Redeemable Securities) and maintaining a minimum bid price of $1.00. Our net tangible assets and minimum bid price have recently been near the minimum thresholds for these tests, and if we are unable to continue to satisfy these criteria, Nasdaq may begin procedures to remove our common stock from the Nasdaq National Market. If we are delisted from the Nasdaq National Market, an active trading market for our common stock may no longer exist.

We May Be Unable to Successfully Develop or Commercialize Our Products, Which Would Severely Reduce or Terminate Our Operations

     Our continued operations substantially depend on our ability to successfully develop and commercialize our products.

     In a Phase III clinical study, a drug is tested in a large patient population to provide a thorough understanding of the drug's effectiveness, benefits and the range of possible side effects. A Phase III study must be successfully completed before a company can request FDA approval for marketing the drug.

     In December 1999, we reported results from our Phase III clinical study of FLOCOR for treatment of sickle cell disease patients experiencing an acute vaso-occlusive crisis (a blockage of blood flow caused by deformed, or "sickled" red blood cells). Overall, the study did not achieve the statistical target for its primary objective, which was to decrease the length of vaso-occlusive crisis for the study population as a whole. To collect adequate information for FDA approval, we will need to conduct additional clinical studies, which we will not begin unless we are able to raise additional funds.

     Even if we are able to obtain FDA approval of one or more of our products, we may not have adequate financial or other resources, or expertise to commercialize, market and distribute those products successfully. If we do not have adequate resources or the expertise to commercialize our products successfully, we may rely on third parties to provide financial or other resources to help us commercialize those products or we may have such third parties market and distribute our products for us. In order to enter into any such arrangements with a third party, we may have to give up some or all of our rights to some of our products. We may be unable to find a third party willing to provide us with resources or to market and distribute our products. Even if we find a willing third party, we may not be able to reach an agreement on terms that we believe are acceptable.

We Depend on a Limited Number of Suppliers For an Adequate Supply of Materials, Which May Negatively Affect Our Ability to Manufacture Our Products

     We require three suppliers of materials or services to manufacture FLOCOR. These consist of a supplier of poloxamer 188, which is the raw material used to manufacture FLOCOR (the raw drug substance), a manufacturer who can refine the raw drug substance to our specifications (the purified drug substance), and a manufacturer who can mix the purified drug substance with other inactive ingredients in a sterile environment to produce the final dosage form of FLOCOR. Our inability to maintain relationships with those suppliers could result in lengthy delays in the FDA and other regulatory agencies approval processes, causing us to incur substantial unanticipated costs or our inability to produce, market and distribute our product.

     We have not entered into an agreement with any supplier for the raw drug substance because we believe that it is widely available. In August 1999, we entered into a long-term commercial supply contract with Organichem Corp. of Rensselaer, New York to obtain the purified drug substance. We have also entered into an agreement with the Hospital Products Division of Abbott Laboratories for the manufacture of our finished drug product. If we are unable to maintain those relationships on terms acceptable to us or to replace such suppliers if they fail to adequately perform, we will experience delays in clinical trials or commercialization of our products.

We May Incur Substantial Costs and Liability From Product Liability Claims

     If any of our products are alleged defective, they may expose us to claims for personal injury. Even if the commercialization of one or more of our products is approved by the FDA, users may claim that such product caused unintended adverse effects. We currently carry product liability insurance covering the use of our products in human clinical trials and may extend that coverage to third parties who collaborate with us on the development of our products. However, if someone asserts a claim against us and the amount of such claim exceeds our policy limits or is not covered by our policy, such successful claim may exceed our financial resources and cause us to discontinue operations. Even if claims asserted against us are unsuccessful, they may divert management's attention from our operations and we may have to incur substantial costs to defend such claims.

We May Experience Volatility in Our Stock Price, Which May Negatively Impact Your Investment

     The market price of our common stock has experienced significant volatility in the past and may continue to experience significant volatility from time to time. Our stock price has ranged from $0.75 to $13.50 over the past five years. Factors such as the following may affect such volatility:

  .  our quarterly operating results;

  . announcements of regulatory developments or technological innovations by us or our competitors;

  .  government regulation of drug pricing;

  .  developments in patent or other technology ownership rights; and

  .  public concern regarding the safety of our products.

     Other factors which may affect our stock price are general changes in the economy, financial markets or the pharmaceutical or biotechnology industries.

Our Anti-Takeover Provisions May Limit Stockholder Value

     We have a shareholder rights plan and provisions in our bylaws that may discourage or prevent a person or group from acquiring us without our board of directors' approval. The intent of the shareholder rights plan and our bylaw provisions is to protect our shareholders' interests by encouraging anyone seeking control of our Company to negotiate with our Board of Directors.

     We have a classified board of directors, which requires that at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of our board of directors. This provision applies to every election of directors, not just an election occurring after a change in control. The classification of our board increases the amount of time it takes to change majority control of our board of directors and may cause our potential purchasers to lose interest in the potential purchase of us, regardless of whether our purchase would be beneficial to us and our stockholders.

     Our bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause.

     Our bylaws also provide that a stockholder must give us at least 120 days notice of a proposal or director nomination that such stockholder desires to present at any annual meeting or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or director nomination at a stockholder meeting without us having advance notice of that proposal or director nomination. This could make a change in control more difficult by providing our directors with more time to prepare an opposition to a proposed change in control.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     -    the statements discuss our future expectations;
     - the statements contain projections of our future earnings or of our financial condition; and
     -    the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed above, as well as any cautionary language in or incorporated by reference into this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in the above risk factors, elsewhere in or incorporated by reference into this prospectus and other events that we have not predicted or assessed could have a material adverse effect on our earnings, financial condition and business. If the events described above or other unpredicted events occur, then the trading price of our common stock could decline and you may lose all or part of your investment.

                                USE OF PROCEEDS

     The shares of our common stock offered under this prospectus are for the account of the selling shareholders. We will not receive any of the proceeds from any sales of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table provides:

     .    The name of each of the selling shareholders;

     . The number of shares beneficially owned by each selling shareholder before the offering;

     . The number of shares being offered by each selling shareholder under this prospectus; and

     . The number of shares of common stock beneficially owned by each selling shareholder after the completion of the offering.

     Mr. Jack J. Luchese, one of the selling shareholders, has served as President, Chief Executive Officer, and as one of our directors since March 1989. On the date of this prospectus, Continental Capital & Equity, also one of the selling shareholders, has not had a material relationship with us or any of our affiliates within the past three years.

     The table has been prepared on the basis of information furnished to us by or on behalf of the selling shareholders. Because the selling shareholders may offer all or some of the shares pursuant to this offering, no estimate can be given regarding the amount of shares that will be held by the selling shareholders after this offering. The table assumes that the selling shareholder will sell all shares they are offering under this prospectus, and that the selling shareholder will not acquire additional shares of our common stock before the completion of this offering.

     The information in this table is as of the date of this prospectus. Information concerning the selling shareholders may change from time to time and any such changed information will be described in supplements to this prospectus if and when necessary.

                                                                                                            Percentage of
                                           Shares                                        Shares                 Shares
                                        Beneficially                                  Beneficially           Beneficially
                                        Owned Before              Shares              Owned After            Owned After
              Name                        Offering                Offered               Offering               Offering
              ----                        --------                -------               --------               --------
-------------------------------------------------------------------------------------------------------------------------
Continental Capital &
Equity Corporation                           350,000(1)           350,000                       -0-                  0%
-------------------------------------------------------------------------------------------------------------------------
Jack J. Luchese                            1,453,107(2)           500,000(3)             1,328,107                12.2%
-------------------------------------------------------------------------------------------------------------------------

(1) Includes 200,000 shares of common stock that are subject to warrants or stock options exercisable within 60 days after the date of this prospectus.

(2) Includes 1,382,427 shares of common stock that are subject to warrants or stock options exercisable within 60 days after the date of this prospectus.

(3) 400,000 shares of the shares offered are shares of common stock that are subject to warrants that are not exercisable within 60 days after the date of this prospectus and are therefore not included in the "Shares Beneficially Owned Before Offering" column or the "Shares Beneficially Owned After Offering" column.

                             PLAN OF DISTRIBUTION

     On September 1, 1999, we issued, to Jack J. Luchese, a warrant to purchase 500,000 shares of our common stock as incentive compensation and also granted Mr. Luchese registration rights regarding those shares. Mr. Luchese is our President, Chief Executive Officer and serves as a member of our Board of Directors. On July 12, 2000, we issued, to Continental Capital & Equity Corporation, 37,500 shares of our common stock and agreed to issue 37,500 shares of our common stock to Continental Capital on each of October 15, 2000, January 15, 2001, and April 15, 2001. On July 12, 2000 we also issued, to Continental Capital, a warrant to purchase 200,000 shares of our common stock. We issued the above referenced shares and warrants to Continental Capital in return for services. We also granted Continental Capital registration rights regarding all 350,000 of the shares. We have prepared this prospectus to comply with Continental Capital's and Mr. Luchese's registration rights mentioned above.

     The shares the selling shareholders are offering under this prospectus consist of 850,000 shares of our common stock, $.001 par value per share, together with a Series A junior participating preferred stock purchase right that is associated with each share, reserved for issuance upon the exercise of warrants held by the selling shareholders. The selling shareholders are offering all of the shares of our common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

     Any or all of the shares of our common stock offered under this prospectus may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The selling shareholders may sell their shares in transactions through the Nasdaq National Market System, in negotiated transactions, or by a combination of those methods of sale. The shares of our common stock offered under this registration statement may be offered at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. Prices will be determined by the selling shareholders or by agreement between the selling shareholders and its underwriter, broker-dealer, or agent. The selling shareholders may sell their shares directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following:

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . purchases by a broker or dealer as principal and resale by such broker or dealer for their account pursuant to this prospectus;

     . a block trade in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . an exchange distribution following the rules of the exchange or automated interdealer quotation system which lists the shares; and

     .    through the options written on the shares.

     Underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and or the purchasers of the shares for acting as agents for selling as principals, or both. The compensation paid by the selling shareholders to an underwriter, agent or particular broker-dealer will be negotiated before the sale and may exceed customary compensation. The terms and conditions of an offer of shares will be included in a supplement to this prospectus at the time of the offer, if required by applicable law. In addition, any shares covered by this prospectus which qualify for sale under Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus.

     In connection with distributing the shares being sold under this prospectus, a selling shareholder may enter hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder. A selling shareholder may also sell the shares short and redeliver the shares to close out the short positions. A selling shareholder may also enter into option or other transactions with broker-dealers which require delivery to the broker-dealer of the shares. A selling shareholder may also loan or pledge the shares to a broker-dealer, and the broker-dealer may sell the loaned shares, or upon a default the broker-dealer may effect sales of the pledged shares. Additionally, a selling shareholder may from time to time enter into other types of hedging transactions.

     In addition, the selling shareholders and any underwriter, broker-dealer, or agent that participates in the distribution of the shares of our common stock may be deemed to be an underwriter under the Securities Act of 1933, as amended, (although neither CytRx nor the selling shareholders so concedes), and any profit on the sale of shares of our common stock and any discount, concession, or commission received by any of such underwriter, broker-dealer, or agent, may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, which we have previously filed with the SEC, are incorporated into this Registration Statement by reference:

     (1) Our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the "Commission") on September 12, 2000.

     (2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed with the Commission (the "Commission") on August 10, 2000.

     (3) Our Current Report on Form 8-K, filed with the Commission on June 23, 2000.

     (4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000, filed with the Commission on May 15, 2000.

     (5) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000, as amended on Form 10-K/A, filed with the Commission on April 25, 2000.

     (6) The description of our Common Stock and Series A junior participating preferred stock purchase rights as described in our registration statements filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any description.

     All other documents filed by us under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents.

     Any statement contained in a document incorporated into this registration statement or incorporated into this registration statement by reference shall be considered to be modified or superseded for the purpose of this registration statement to the extent that a statement contained here or in any document filed after the date of this registration statement, also incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, be a part of this registration statement. Except as limited by the above, all information appearing in this registration statement is limited by the information appearing in the documents incorporated by reference.

     We will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any and all information (excluding certain exhibits) relating to our business or our common stock that has been incorporated by reference in the Registration Statement. Such requests should be directed to:

                                Mark W. Reynolds
                            Vice President, Finance
                               CytRx Corporation
                             154 Technology Parkway
                            Norcross, Georgia  30092
                                 (770) 368-9500


                      HOW TO OBTAIN ADDITIONAL INFORMATION

     We file annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file with the SEC at the SEC's public reference rooms at the following locations: 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Our common stock is listed and traded on the Nasdaq National Market System under the symbol "CYTR." Reports, proxy and information statements, and other information concerning CytRx also may be inspected at the offices of the National Association of Securities Dealers; Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of our Registration Statement on Form S-3 (including any exhibits and amendments to such Registration Statement, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended, relating to the shares of our common stock offered. This prospectus does not include all of the information in the Registration Statement. For further information about our business and our common stock, please refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the above addresses.

     The SEC allows us to "incorporate by reference" some of the information we file. This means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities

Exchange Act of 1934, as amended, until the selling shareholders sells all the shares of our common stock registered under this Registration Statement.

     THIS PROSPECTUS INCLUDES OUR PRODUCT NAMES, TRADE NAMES, SERVICE MARKS AND TRADEMARKS, AS WELL AS THOSE OF OUR SUBSIDIARIES AND OTHER COMPANIES INCLUDING, WITHOUT LIMITATION, FLOCOR(TM), CYTRX/(R)/, AND TITERMAX/(R)/.

                                 LEGAL MATTERS

     The validity of the Shares offered under this registration statement will be passed upon the Company by Alston & Bird LLP, Atlanta, Georgia.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                850,000 SHARES


                               CYTRX CORPORATION


                                 COMMON STOCK


                             ____________________

                                  PROSPECTUS

                             ____________________


                                October 5, 2000


     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING SHAREHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.